HARDSCRABBLE DATA SOLUTIONS, LLC

AMENDED AND RESTATED

OPERATING AGREEMENT

DATED AUGUST 29, 2008

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Hardscrabble Data Solutions, LLC
Amended and Restated Operating Agreement

This Amended and Restated Operating Agreement of Hardscrabble Data Solutions, LLC, a New Jersey limited liability company (the “Company”), is entered into effective as of the 29th day of August, 2008, by and among the parties whose names are set forth as Members on Exhibit “A” attached hereto (each, a “Party” and collectively, the “Parties”).

BACKGROUND:

WHEREAS, the initial Member, Jeffrey L. Heath, caused the Company to be formed by the filing of a certificate of formation with the New Jersey Department of Treasury on November 25, 2002.

WHEREAS, on August 29, 2008, Hallmark Financial Services, Inc. acquired 80% of the ownership interests and voting rights in the Company.

WHEREAS, the Members have decided to reclassify the ownership interest in the Company as Units.

WHEREAS, the Parties hereto desire to enter into this limited liability company agreement to effect the reclassification of the ownership interests in the Company and to set forth their respective rights, duties and obligations with respect thereto.

NOW, THEREFORE, in consideration of the mutual promises of the Parties hereto and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

Defined Terms; Operation of Company

Section 1.01 Definitions.  Within the context of this Agreement, the following terms shall have the following meanings:

“Act” means the New Jersey Limited Liability Company Act.

“Adjusted Capital Account” means a Member’s Capital Account, adjusted as follows: (a) any deficit balance in a Member’s Capital Account shall be reduced by any amount that the Member is obligated to restore to the Company, or any amount the Member is treated as obligated to restore to the Company under Regulation § 1.704-1(b)(2)(ii)(c), Regulation §1.704-2(g) and Regulation §1.704-2(i)(5); and (b) a Member’s Capital Account shall be adjusted for items specified in subsections (4), (5), and (6) of Regulation §1.704-1(b)(2)(ii)(d).

“Affiliate” means any Person that Controls, is Controlled by or under common Control with another Person.

“Agreement” means this limited liability company agreement, as the same may be amended from time to time.

“Board of Managers” means the board of managers of the Company. The Board of Managers may be referred to as the “Board of Directors”.

“Book Value” means the adjusted basis of the Company’s property for federal income tax purposes, with the adjustments provided in accordance with Section 2.04(d) of this Agreement.

“Business” means the business of providing professional underwriting management services, policy issuance and other insurance carrier functions related to excess automobile and umbrella liability insurance.

“Capital Account” means the account established and maintained for each Member in accordance with Section 2.04 of this Agreement.

“Capital Contribution” means the amount of money and the fair market value of any property contributed to the Company by a Member (net of any liabilities to which such property is subject or that are assumed by the Company in connection with such contribution).

“Certificate” means the certificate of formation for the Company, and any amendments thereto.

“Class” means Class A, Class B or any other Class of Member that may be established with respect to the Company, as the context requires.

“Class A Manager” means any Manager appointed by the Class A Members in accordance with Section 5.02 of this Agreement.

“Class A Member” means each Person designated as a Class A Member on Exhibit “A” attached hereto, and any Person who has been approved as a substitute Member of a Class A Member in accordance with this Agreement. Hallmark Financial Services, Inc. will be the initial Class A Member.

“Class A Units” means Units initially issued to a Class A Member in such Person’s capacity as a Class A Member.

“Class B Manager” means any Manager appointed by the Class B Members in accordance with Section 5.02 of this Agreement.

“Class B Member” means each Person designated as a Class B Member on Exhibit “A” attached hereto, and any Person who has been approved as a substitute Member of a Class B Member in accordance with this Agreement. Heath Holdings, LLC shall be the initial Class B Member.

“Class B Units” means Units initially issued to a Class B Member in such Person’s capacity as a Class B Member.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means the limited liability company formed and operated pursuant to the terms of this Agreement.

“Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Regulation §1.704-2(b)(2) and 1.704-2(d).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have the meanings correlative hereto.

“Covered Person” means a Member, a Manager, any Affiliate of a Member or Manager, any officers, directors, shareholders, partners or members of a Member or Manager or their respective Affiliates.

“Depreciation” means the amount determined for each Year or other period as an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to any Company property for such Year or other period, except that, if the Book Value of any property differs from its adjusted tax basis for federal income tax purposes at the beginning of such Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Year or other period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of a property at the beginning of a Year is zero, Depreciation shall be determined for such property with reference to Book Value using any reasonable method selected by the Managers.

“Electronic Transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

“Family Member” means, with respect to any natural person, such person’s spouse, lineal descendants, ancestors, siblings, nephews and nieces, parents and grandparents, and stepchildren and stepparents, including any such persons by adoptive relationships.

“Majority-In-Interest” of the Members means those Members holding more than fifty percent (50%) of the applicable Class of Units in the Company.

“Managers” means the Persons designated as members of the Board of Managers of the Company in accordance with Section 5.02 of this Agreement. Except as specifically provided herein, all actions and decisions of the Managers shall require the approval of more than fifty percent (50%) of the votes of the Managers.

“Members” means the Persons designated as members on Exhibit “A” attached to this Agreement, and any Person subsequently admitted as a member in accordance with the terms of this Agreement.

“Member Nonrecourse Debt” has the same meaning as “partner nonrecourse debt” as set forth in Regulation §1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the same meaning as “partner nonrecourse debt minimum gain” as set forth in Regulation §1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as “partner nonrecourse deductions” as set forth in Regulation §1.704-2(i)(2).

“Net Distributable Proceeds” means gross cash or property received by the Company from all sources, increased by reductions in Reserves that reduced Net Distributable Proceeds for prior periods, and reduced by the portion used (i) to pay Company expenses, including principal and interest payments under any of the Company’s debt obligations, (ii) to make investments and capital expenditures, (iii) to fund Reserves and (iv) to fund the Company’s normal working capital requirements.

“Nonrecourse Deductions” has the meaning set forth in Regulation §1.704-2(b)(1).

“Ownership Percentage Interest” means the percentage determined in accordance with Section 2.03 of this Agreement.

“Person” means any individual or any partnership, corporation, estate, trust, limited liability company or other legal entity.

“Profits” and “Losses” mean, for each Year or other period, an amount equal to the Company’s taxable income or loss for such Year or period, determined in accordance with §703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to §703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a) Any income that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss.

(b) Any expenditures described in §705(a)(2)(B) of the Code or treated as §705(a)(2)(B) expenditures pursuant to Regulation §1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses shall be subtracted from such taxable income or loss.

(c) If the Book Value property is adjusted pursuant to Section 2.04(d)(ii) of this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property for purposes of computing Profits or Losses.

(d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Book Value.

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Year or other period as determined in accordance with this Agreement.

(f) To the extent adjustment to the adjusted tax basis of any Company asset pursuant to §734(b) or §743(b) of the Code is required, pursuant to Regulations §1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

(g) Items of income, gain, loss or deduction allocated pursuant to Section 4.02 shall be excluded from Profits and Losses.

“Regulations” or “Treasury Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

“Reserves” means amounts set aside (a) to pay future costs or expenses that are anticipated to exceed cash available to pay such costs or expenses when due or (b) for such other reasonable and legitimate business purposes, in each case as determined in the sole discretion of the Managers.

“Sale of the Company” means the sale of the Company to an un-Affiliated Person or group of un-Affiliated Persons pursuant to which such party or parties acquire (i) all of the issued and outstanding Units (whether by merger, consolidation or Transfer of Units) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute then in effect, and any reference to a particular section thereof shall include a reference to the comparable section, if any, of any such similar Federal statute, and the rules and regulations promulgated thereunder.

“Subsidiary” of the Company means any other Person whose (a) securities having ordinary voting power to elect a majority of the board of directors, managers or general partners (or other persons having similar functions) or (b) other ownership interests (including partnership and limited liability company interests) ordinarily constituting a majority interest in the capital, profits, distributions or cash flow of such Person, are at the time, directly or indirectly, owned or controlled by the Company, or by one or more other Subsidiaries of the Company, or by the Company and one or more of its Subsidiaries.

“Transfer” means to sell, convey, transfer, syndicate, assign, mortgage, pledge, hypothecate or otherwise encumber or dispose of in any way, including pursuant to equitable or other distribution after divorce or separation or by operation of law or otherwise, any Unit.

“Unit” means an ownership interest in the Company, including all of the rights and obligations in connection therewith under this Agreement and the Act.

“Year” means the fiscal year of the Company as set forth in Section 6.03 of the Agreement.

Section 1.02 Other Definitions. Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Defined Term	Section
Annual Budget	5.04	(f)
Claim	9.03	(a)
Communications	11.01
Damages	9.02
Drag-Along Members	7.07	(a)
Drag-Along Notice	7.07	(a)
Indemnified Party	9.03	(a)
New Units	2.01	(c)(i)
Notice	9.03	(a)
Offered New Units	2.01	(b)(i)
Participating Member	7.07
Preemptive Members	2.01	(b)(i)
Preemptive Notice of Acceptance	2.01	(b)(ii)
Preemptive Offer	2.01	(b)(i)
Proportionate Percentage	2.01	(b)(i)
Preemptive Offer Closing Date	2.01	(b)(i)
Tax Distribution	3.04
Tax Matters Partner	6.05	(a)
Transferring Member	7.06	(a)

Section 1.03 Formation; Name. The Company was formed by the filing of the Certificate by an authorized Person. The Members hereby agree to operate the Company as a limited liability company under the terms of this Agreement and the Act. Whenever the terms of this Agreement conflict with the Act, the terms of this Agreement shall control, except with respect to any matters contained in the Act that cannot be modified or waived by a limited liability company agreement. The Company shall be operated under the name “Hardscrabble Data Solutions, LLC.” The Managers or an authorized Person shall file such other certificates and documents as are necessary to qualify the Company to conduct business in any jurisdiction in which the Company conducts business. A copy of the Certificate shall be provided to any Member on request.

Section 1.04 Registered Agent and Office; Principal Office. The registered agent and office of the Company required under the Act shall be as designated in the Certificate, and may be changed by the Managers in accordance with the Act. The principal business office of the Company shall be located at 59 South Finley Ave., Basking Ridge, NJ 07920, or such other address as shall be designated by the Managers.

Section 1.05 Purpose. The purpose and business of the Company is to engage in the Business. The Company is authorized to engage in any business or activity that may be engaged in by a limited liability company under the Act, and do any and all acts and things necessary, appropriate, incidental to, or convenient for the furtherance and accomplishment of its purposes.

Section 1.06 Term. The term of the Company commenced on the date of filing of the Certificate, and the Company shall continue until the Company is terminated in accordance with Article VIII.

Section 1.07 Title to Property. All real and personal property owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such property in the Member’s individual name or right, and each Member’s Units shall be personal property for all purposes. The Company shall hold all of its real and personal property in the name of the Company and not in the name of any Member.

Section 1.08   Waiver of Partition. No Member shall either directly or indirectly take any action to require partition or appraisement of the Company or of any of its assets or properties or cause the sale of any Company property, and notwithstanding any provisions of applicable law to the contrary, each Member hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale with respect to such Member’s Units, or with respect to any assets or properties of the Company, except as expressly provided in this Agreement.

Section 1.09   Partnership Status. The Members intend that the Company shall be treated as a partnership for United States federal, state and local tax purposes to the extent such treatment is available, and agree to file all tax returns and take all tax positions in a manner consistent with such treatment. The Members agree to take such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent with such treatment.

ARTICLE II

Capital Contributions; Units; Capital Accounts

Section 2.01 Class of Units; Capital Contributions. The Company shall initially issue Class A Units and Class B Units.

(a) Class A Units and Class B Units shall be issued in exchange for Capital Contributions, the amount of which shall be as set forth in the books and records of the Company.

(b) Preemptive Rights.

(i) In the event that the Company shall propose after the date hereof to issue and sell any Units or any rights to subscribe for or purchase pursuant to any option or otherwise any Units (collectively “New Units”) or enter into any contracts relating to the issuance or sale of any New Units, each of the Class A Members and Class B Members (“Preemptive Members”) shall have the right to purchase, at the price and on the terms that the Company proposes to issue and sell the New Units, a number of the additional New Units based on each such Preemptive Member’s Ownership Percentage Interest (“Proportionate Percentage”). The Company shall offer to sell to each Preemptive Member its Proportionate Percentage of such New Units (“Offered New Units”) at the price and on the terms described above, which shall be specified by the Company in a written notice delivered to each Preemptive Member (“Preemptive Offer”). The Preemptive Offer shall by its terms remain open for a period of at least fifteen (15) calendar days from the date of delivery thereof and shall specify the date (“Preemptive Offer Closing Date”) on which the Offered New Units will be sold to accepting Preemptive Members (which shall be at least thirty (30) calendar days but not more than ninety (90) calendar days from the date written notice of the Preemptive Offer is delivered). In the event that the Offered New Units consist of more than one Class of Units being offered, each Preemptive Member exercising such Preemptive Member’s preemptive rights hereunder shall be required to purchase an equal percentage of each such Class of such Offered New Units.

(ii) Each Preemptive Member shall have the right, during the period prior to the Preemptive Offer Closing Date to purchase any or all of its Proportionate Percentage of the Offered New Units at the purchase price and on the terms stated in the Preemptive Offer. Notice by any Preemptive Member of its acceptance, in whole or in part, of a Preemptive Offer shall be in writing (a “Preemptive Notice of Acceptance”) signed by such Preemptive Member and delivered to the Company prior to the Preemptive Offer Closing Date, setting forth the number of Offered New Units such Preemptive Member elects to purchase.

(iii) Each Preemptive Member shall have the additional right to offer in its Preemptive Notice of Acceptance to purchase any of the Offered New Units not accepted for purchase by any other Preemptive Members, in which event such Offered New Units not accepted by such other Preemptive Members shall be deemed to have been offered to and accepted by the Preemptive Members exercising such additional right under this paragraph Section 2.01(b)(iii), pro rata in accordance with their respective Proportionate Percentages (determined without regard to those Preemptive Members not electing to purchase their full respective Proportionate Percentages under the foregoing Section 2.01(b)(ii)) on the same terms and conditions as those specified in the Preemptive Offer, but in no event shall any such electing Preemptive Member be allocated a number of New Units in the Company in excess of the maximum number of Offered New Units such Preemptive Member has elected to purchase in its Preemptive Notice of Acceptance.

(iv) In the case of any Preemptive Offer, if Preemptive Notices of Acceptance given by the Preemptive Members do not cover in the aggregate all of the Offered New Units, the Company may during the ninety (90) calendar day period following the Preemptive Offer Closing Date sell to any other Person or Persons all or any part of the New Units not covered by the Preemptive Notices of Acceptance, but only on the terms and conditions that are no more favorable to such Person or Persons than those set forth in the Preemptive Offer and subject to and conditioned upon such Person(s) compliance with Section 7.02 with respect to admission as a new Member.

(v) The preemptive rights established by this Section 2.01(b) shall have no application to the issuance and sale by the Company of any Units or other equity securities of the Company: (a) in connection with any distribution or recapitalization of the Company; (b) to banks, equipment lessors or other financial institutions pursuant to a debt financing or equipment leasing transaction approved by the Managers (in their sole discretion); (c) to employees, officers, consultants or other Persons performing services for the Company (if issued solely because of any such Person’s status as an employee, officer, consultant or other Person performing services for the Company and not as part of any offering of Units or equity securities) whether or not pursuant to or any equity incentive plan approved by the Managers (in their sole discretion) and (d) in connection with a merger, consolidation, acquisition or similar business combination approved by the Managers (in their sole discretion).

(vi) Notwithstanding anything to the contrary in this Agreement, the Company shall neither issue nor sell any Class B Units other than the Class B Units issued to the Class B Member on the date of this Agreement.

Section 2.02 Additional Capital Contributions. No Member shall be obligated to make any additional Capital Contributions to the Company.

Section 2.03 Ownership Percentage Interests. Each Member shall have the Ownership Percentage Interest in the Company determined by dividing the number of Units owned by such Member by the total number of Units issued and outstanding. The Ownership Percentage Interest of each Member shall be set forth next to such Member’s name on Exhibit “A” attached hereto.

Section 2.04 Capital Accounts. A Capital Account shall be maintained and adjusted for each Member in accordance with the following provisions:

(a) Additions to Capital Accounts. To each Member’s Capital Account there shall be added the Member’s Capital Contributions and the Member’s distributive share of Profits and any items of income or gain which are allocated separately from Profits under Section 4.02.

(b) Subtractions from Capital Accounts. From each Member’s Capital Account there shall be subtracted the amount of money and the Book Value of any Company property distributed to the Member (net of any liabilities to which the property is subject or that are assumed by the Member in connection with the distribution), and the Member’s distributive share of Losses and any items of expenses or losses which are allocated separately from Losses under Section 4.02.

(c) Transfers. If any Unit is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Unit.

(d) Book Values. For purposes of determining a Member’s Capital Contributions and Capital Account, property held by the Company shall be taken into account in accordance with the following provisions:

(i) The Book Value of any property contributed by a Member to the Company initially shall be the gross fair market value of the property.

(ii) The Book Value of all Company property shall be adjusted to equal the respective gross fair market values of the property as of the following times, unless the Managers determine that such adjustment is not necessary to reflect the economic arrangement among the Members: (A) the acquisition of an additional Unit by any new or existing Member in exchange for services or more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of cash or property as consideration for a Unit; or (C) the liquidation of the Company within the meaning of Regulation §1.704-1(b)(2)(ii)(g). If any property is distributed to a Member, the Book Value of such property shall be adjusted to equal the gross fair market value of such property immediately before such distribution.

(iii) The Book Values of Company property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to §734(b) or §743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation §1.704-1(b)(2)(iv)(m).

(iv) The Book Value of Company property shall be adjusted by the Depreciation taken into account with respect to such property.

Section 2.05 Compliance with Regulations. The foregoing provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with §704(b) of the Code and the Regulations issued thereunder, and shall be interpreted and applied in a manner consistent with such Regulations. If the Managers determine that it is appropriate to modify the manner in which the Capital Accounts are computed or any items are allocated under Article 4 in order to comply with such Regulations, the Managers may make such modification, provided that such modification shall not have a material effect on the amounts distributable to any Member.

Section 2.06 No Interest. No interest shall be paid on any Capital Contributions or Capital Account balance of any Member.

Section 2.07 No Deficit Make-Up. No Member shall be obligated to the Company or to any other Member solely because of a deficit balance in such Member’s Capital Account.

ARTICLE III

Distributions

Section 3.01 Distributions of Net Distributable Proceeds. Net Distributable Proceeds shall be distributed to the Members at such times, but in no event less than at least annually (which annual distributions can be deferred at the option of the Board of Managers until a date no later than 20 business days following finalization of the annual audit of the consolidated financial statements of the Class A Member), and in such amounts as shall be determined by the Managers. Notwithstanding the preceding sentence, Net Distributable Proceeds shall be distributed to the Class B Member upon the occurrence of the Option Closing as set forth in Section 7.05 of this Agreement. Net Distributable Proceeds shall be distributed among the Members in proportion to their Ownership Percentage Interests. The foregoing shall be subject to the provisions of Section 3.04.

Section 3.02 Amounts Withheld. The Company is authorized to withhold from distributions or with respect to allocations and pay over to any federal, state, local or foreign government any amounts required to be withheld with respect to any Member pursuant to any provisions of federal, state, local or foreign law. All amounts so withheld shall be treated as amounts distributed to the Members pursuant to Section 3.01 of this Agreement, depending upon the source of the income that gives rise to the withholding obligation. To the extent any amount withheld with respect to a Member pursuant to this Section 3.02 for any Year exceeds the amount distributable to such Member pursuant to Section 3.01 for such Year, such Member shall repay such excess to the Company within ten (10) days after such Member receives written notice from the Company of the amount of such excess.

Section 3.03 Tax Distributions. The Managers shall cause the Company to distribute to each Member for each Year to the extent cash is available for distribution an amount of cash which equals (A)(i) the amount of net taxable income allocable to the Member in respect of such Year multiplied by (ii) the combined effective maximum individual federal, state and local income tax rate attributable to such taxable income (determined as if all Members were residents of New Jersey and taking into account the deductibility of state and local income taxes for federal income tax purposes), reduced by (B) any amounts withheld by the Company for federal, state and local income taxes with respect to the Member for such year (the “Tax Distribution”). Tax Distributions shall be made no later than ninety (90) days after the end of the Year, and shall be made quarterly during the Year based upon the Managers’ estimates of the net taxable income for the Year. Tax Distributions shall be treated as an advance against and correspondingly reduce amounts otherwise distributable to the Member (other than amounts to be distributed as a return of capital) and not as additional distributions.

Section 3.04 Indemnification Set Off. Notwithstanding anything to the contrary, if Jeffrey L. Heath fails to make all or a portion of an applicable indemnification payment to the Class A Member (or the election of the Class A Member, the Company) under the Purchase Agreement, the Managers shall be required, at the election of the Class A Member, to pay any Net Distributable Proceeds otherwise distributable to the Class B Member under Section 3.01 directly to the Class A Member (or to retain such amounts in the Company) in the amount of the defaulted amount until such time as such defaulted amount is fully satisfied.

ARTICLE IV

Profits and Losses

Section 4.01 General Allocation of Profits and Losses. After taking into account any special allocations pursuant to Section 4.02 and subject to any limitations contained therein, Profits, Losses and, to the extent necessary, individual items of income, gain, loss or deduction, of the Company shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Article III to the Members immediately after making such allocation.

Section 4.02 Special Allocations.

(a) Limitation on Allocation of Items of Loss or Deduction. No items of loss or deduction may be allocated to any Member to the extent such allocation would result in an Adjusted Capital Account deficit balance for such Member. Any items of loss or deduction that are prohibited to be allocated to a Member under the preceding sentence shall be reallocated among the other Members to whom such limitation does not apply in accordance with their relative Ownership Percentage Interests. If, at the end of a Year, any Member has an Adjusted Capital Account deficit balance, such Member shall be allocated items of gross income and gain to the extent necessary to eliminate such deficit balance.

(b) Nonrecourse Deductions and Company Minimum Gain Chargeback. Nonrecourse Deductions shall be allocated among the Members in accordance with their Ownership Percentage Interests. If there is a net decrease in Company Minimum Gain for any Year, each Member shall be allocated the next available items of income and gain for such Year (and for subsequent Years if necessary) equal to such Member’s share of the net decrease in Company Minimum Gain as determined in accordance with Regulation §1.704-2(g) and the “minimum gain chargeback” requirement of Regulation §1.704-2(f).

(c) Member Nonrecourse Deductions and Chargeback. Member Nonrecourse Deductions for any Year shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable as determined under Regulation §1.704-2(i). If there is a net decrease in Member Nonrecourse Debt Minimum Gain in any Year, each Member shall be allocated items of income and gain for such Year (and for subsequent Years if necessary) equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain in accordance with Regulation §1.704-2(i)(4).

(d) Qualified Income Offset. Any Member who unexpectedly receives, with respect to the Company, an adjustment, allocation, or distribution of any item described in subsections (4), (5), or (6) of Regulation §1.704-1(b)(2)(ii)(d) shall be allocated items of income and gain in an amount sufficient to eliminate such Member’s Adjusted Capital Account deficit balance arising thereby as quickly as possible, in accordance with the “qualified income offset” rule of Regulation §1.704-1(b)(2)(ii)(d)(3).

(e) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.02(e) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article IV have been made as if Section 4.02(d) hereof and this Section 4.02(e) were not in the Agreement.

(f) Curative Allocations. The special allocations set forth in this Section 4.02 are intended to comply with the requirements of the Regulations under §704(b) of the Code. It is the intent of the Members that all such special allocations shall be offset with other special allocations. Accordingly, to the extent consistent with the Regulations, to the extent that any such special allocations are made to a Member, subsequent offsetting special allocations shall be made to such Member such that the net amount of all items of income, gain, loss and deduction allocated to each Member is the same that would have been allocated to each Member if no special allocations had been made to any Member, taking into account future special allocations that, although not yet made, are likely to offset previous special allocations.

Section 4.03 Allocation During Year. For purposes of determining Profits, Losses, or any other items allocable to any period ending on a date other than the last day of the Company’s Year, Profits, Losses, and any such other items shall be allocated among such periods using such method permitted by §706 of the Code and the Regulations thereunder as shall be chosen by the Managers.

Section 4.04 Tax Allocations.

(a) General Allocation. Except as otherwise provided in this Section 4.04, items of income, gain, loss and deduction as determined for federal income tax purposes shall be allocated in the same manner as the related items of Profits, Losses, or specially allocated items. Tax credits shall be allocated in accordance with Regulation §1.704-1(b)(4)(ii).

(b) Contributed Property. In accordance with §704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c) Revaluations. If the Book Value of any property is adjusted pursuant to Section 2.04(d)(ii) of this Agreement, income, gain, loss and deduction with respect to such property shall be allocated among the Members so as to take account of any variation between the adjusted basis of such property for federal income tax purposes and its Book Value in the same manner as under §704(c) of the Code and the Regulations thereunder.

(d) No Effect on Capital Accounts. Allocations pursuant to this Section 4.04 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, or other items or distributions pursuant to any provision of this Agreement.

(e) Allocation Method. The method for making allocations pursuant to Section 4.04(b) and Section 4.04(c) shall be such method permitted by Regulation Section 1.704-3 as shall be selected by the Managers. The provisions of this Section 4.04(e) (and other related provision in this Agreement) pertaining to the allocation of items of Company income, gain, loss, deductions, and credits shall be interpreted consistently with the Treasury Regulations, and to the extent unintentionally inconsistent with such Treasury Regulations, shall be deemed to be modified to the extent necessary to make such provisions consistent with the Treasury Regulations.

Section 4.05 754 Election. The Managers (based on the vote of more than fifty percent (50%) of the Managers) shall have the sole discretion to determine whether the Company should make an election under Section 754 of the Code.

ARTICLE V

Management of Company

Section 5.01 General Provisions Concerning Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managers. No Member (other than in such Person’s capacity as a Manager) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to incur any expenditures on behalf of the Company.

Section 5.02 Appointment, Term and Actions of Managers. The Company shall have a Board of Managers consisting of three (3) Managers, two (2) of whom will be appointed by the affirmative vote of a Majority-in-Interest of the Class A Members (the “Class A Managers”) and one (1) of whom will be appointed by the affirmative vote of a Majority-in-Interest of the Class B Members (the “Class B Managers”). The initial Class A Managers shall be Mark J. Morrison and Jeffrey R. Passmore. The initial Class B Manager shall be Jeffrey L. Heath. The Board of Managers will have three (3) votes. Each Manager shall have one (1) vote. The Class A Member may expand the Board of Managers to a size not to exceed five (5) Managers, and all such additional seats shall be designated solely by the Class A Member.

Section 5.03 Resignation and Removal of Managers. Each Manager shall serve until death, resignation, or removal in accordance with this Agreement. A Manager may resign at any time upon giving written notice of resignation to the Members and all other Managers. A Class A Manager may be removed at any time (with or without cause) by the affirmative vote of a Majority-in-Interest of the Class A Members. A Class B Manager may be removed at any time (with or without cause) by the affirmative vote of a Majority-in-Interest of the Class B Members. If a Manager ceases to serve as a Manager at any time for any reason, the resulting vacancy shall be filled by a Manager appointed in accordance with Section 5.02 (i.e., the Class A Members shall designate the individual(s) to fill any vacancy resulting from the removal or other cessation of service of a Manager originally appointed by the Class A Members).

Section 5.04 Actions Requiring Consent of Managers and Members. All actions of the Managers, including but not limited to the matters set forth in this Section 5.04 shall require the consent of more than fifty percent (50%) of the votes of the Managers; provided, however that the actions set forth in Section 5.04(b) shall require the unanimous consent of the Members. Except as required by applicable law, or as otherwise set forth herein, the Managers may delegate the day-to-day operations of the Company to the President (or other officers of the Company, as properly designated by the Managers and/or the President at the direction of the Managers), who will be appointed by the Managers. To the extent any such agreement is in effect, the President’s duties and terms of employment will be as set forth in such employment agreement between the Company and/or its Subsidiaries and the President..

(a) The actions requiring the approval of the Managers are:

(i) any act other than in the ordinary course of business of the Company or any of its Subsidiaries material to the financial condition or operation of the Company or any of its Subsidiaries taken as a whole;

(ii) borrowing money in the name of the Company or any Subsidiary or guaranteeing obligations of any Person or utilizing assets of the Company or any Subsidiary as security for any loans or other obligations whether such loans or obligations are those of the Company or of any other Person;

(iii) the review and approval of an annual business plan to be submitted by the President within forty-five (45) days prior to the end of each Year (and any updates to that plan during the year as required), which shall include, but not be limited to, an approval of an operations budget, capital expenditures, debt financing requirements and capital lease arrangements (the “Annual Budget”);

(iv) the approval of any action that may result in a material deviation from the Annual Budget;

(v) the purchase, lease or other acquisition, use or benefit of: assets, properties, rights or privileges, whether any of the foregoing be real or personal, tangible or intangible, of any kind or description, whether income-producing or not if such purchase, lease or other acquisition involves a transaction or series of transactions valued in excess of $50,000, and except for transactions accounted for in the Annual Budget;

(vi) declaration or payment of any distribution to any Member, except as otherwise required by the terms of this Agreement;

(vii) entering into contracts or other agreements by the Company or any of its Subsidiaries with any Manager, Member or any Person related to or Affiliated with any Manager or Member;

(viii) commencement of any litigation or filing of any counterclaim in respect of then existing litigation, other than for the collection of accounts receivable;

(ix) approval of the creation of any Subsidiaries and the adoption of governance agreements or arrangements in respect thereof, or any other investment in, or the acquisition of stocks or bonds of, other Persons or any equity interest in any other Person;

(x) loaning money to any Person;

(xi) assuming on behalf of the Company or any of its Subsidiaries any binding obligations with respect to a collective bargaining agreement;

(xii) adoption, approval or termination of any employee benefit plan (as defined in the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder) or material welfare plans for any employees of the Company or any of its Subsidiaries, including retirement plans (including any plans relating to post retirement medical benefits other than as required by law), severance plans, deferred compensation plans and health plans;

(xiii) Actions (whether or not permitted to be taken without the consent of the Managers pursuant to any exception above) determined by the Chief Executive Officer of the Class A Member, or by the Managers of the Company, to require the consent of the Managers.

(b) The actions requiring unanimous consent of the Members are:

(i) the authorization or approval of any voluntary declaration of bankruptcy of the Company or any of its Subsidiaries;

(ii) the divestiture on behalf of the Company or any of its Subsidiaries of any business, operation or entity (whether by asset purchase, stock purchase, merger or otherwise) material to the Company and its Subsidiaries collectively; including without limitation the sale to any third party of certain equity securities in the Company’s Subsidiaries, which for the avoidance of doubt shall not be subject to the provisions of Section 2.01(c) of the Agreement;

(iii) the sale, pledge, mortgage, lease, exchange, or grant options for the purchase, lease or exchange, of any of the Company or any of its Subsidiaries’ assets material to the business or operations of the Company and its Subsidiaries, other than in the ordinary course of business; provided that for purposes of clause (ii) and (iii), “material” shall mean assets, business or operations representing more than 50% of the Pre-Tax Income of the Company, Heath XS, LLC and their Subsidiaries;

(iv) causing the Company to purchase any Member’s Units, other than in respect of any purchase pursuant to Article VII;

(v) approval of any Additional Capital Contributions;

(vi) unless such change does not materially adversely affect the Class B Member, approval of any tax elections of the Company or any of its Subsidiaries, including any election that would result in the Company being taxed as other than a “partnership” for federal income tax purposes, including electing to be taxed as other than a “partnership” by filing Internal Revenue Service Form 8832, “Entity Classification Election”;

(vii) approving or adopting any revocation of the Certificate of Formation or, unless such change does not adversely affect the rights of the Class B Member or conflict with any provision herein, approving or adopting any amendment or restatement of the Certificate of Formation of the Company;

(viii) the authorization or approval of any plan of dissolution of the Company or any of its Subsidiaries, any liquidating distribution of the Company or any of its Subsidiaries’ assets or other action relating to the dissolution or liquidation of the Company or any of its Subsidiaries;

(ix) changing the location of the Company’s principal business office, unless such change does not require the Class B Manager’s principal place of business to relocate more than ten miles from Basking Ridge, New Jersey;

(x) in the event the Class A Member or any Affiliate of the Class A Member becomes the carrier with respect to any business, decreasing the commission on gross written premium, less cancellations and returned premiums according to the Company's books and records below the greater of (A) twenty-three percent (23%) written on a non-admitted basis and twenty-two and one-half percent (22.5%) written on an admitted basis and (B) the commission rate in effect with any carrier at the time the Class A Member or any Affiliate of the Class A Member becomes the carrier.

Section 5.05 Meetings of Managers and Members; Written Consents. Meetings of the Managers may be called by any Manager upon 24 hours advance notice by phone or email or other reasonable means. Meetings of the Members may be called by any Manager or at the request of Members holding at least fifty percent (50%) of the Class A Units or Class B Units upon 24 hours advance notice by phone or email or other reasonable means. Any Manager or Member may participate in a meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear and speak to each other at the same time or in sequence, and participation in a meeting pursuant to this provision shall constitute presence at the meeting. Any action required or permitted to be taken at a meeting may be taken without a meeting if a consent, in writing, setting forth the action so taken shall be signed by the Managers or Members required to approve such action. A quorum of the Board of Managers shall be 2 Managers. Both Members shall be present at a meeting of the Members. Approval of matters at any meeting of the Members shall requires the consent of more than fifty percent (50%) of the outstanding Units, subject to any matters that require unanimous consent of the Members pursuant to Section 5.04(b).

Section 5.06 Fiduciary Duties. Except as expressly provided in this Agreement, notwithstanding any other provision of law or equity, each Member and Manager shall, to the maximum extent permitted by the Act, owe no duties (including no fiduciary duties) to the Company or any other Person bound by this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person to the Company or its Members otherwise existing at law or in equity, are agreed by the Parties hereto to replace such other duties and liabilities of such Covered Person.

Section 5.07 Actions of Members.  The Members hereby agree and acknowledge that any actions which the Members are permitted to take pursuant to the terms of the Act shall be superseded by the terms of this Agreement to the extent that the Agreement provides the Managers the right to take all such actions without the Members’ approval.

Section 5.08 Contracts with Affiliates. The Company may enter into contracts and agreements for property or services in the ordinary course of business with any Manager, Member or any Person related to or Affiliated with any Manager or Member, provided such contracts and agreements are on terms and conditions which are on arms length terms or otherwise approved by a majority of the disinterested Managers. If the Board of Managers determines that the Company requires additional funding, the Class A Member may make loans to the Company on prevailing market terms as determined by the Board of Managers.

Section 5.09 Company Expenses. Each Manager or Member shall be reimbursed for all expenses incurred by the Manager or Member for or on behalf of the Company consistent with the corporate policies of the Class A Member, including reasonable travel expenses of any Member or Manager to attend meetings at the Company’s principal business office or other locations as determined by the Managers.

ARTICLE VI
Books and Records; Tax and Financial Matters

Section 6.01 Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name. The Managers shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

Section 6.02 Books and Records. During the term of existence of the Company, the Managers shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The books and records shall be maintained in accordance with GAAP and shall be available at the Company’s principal office for examination by any Member or the Member’s duly authorized representative for any purpose reasonably related to such Member’s Units in the Company at any and all reasonable times during normal business hours. The Company will maintain the following records, among others, at its principal office:

(a) A current list of the full name and last known business address of each Member;

(b) A copy of the Certificate of Formation and all amendments thereto together with executed copies of any powers of attorney pursuant to which such Certificate of Formation has been executed;

(c) Copies of the Company’s federal, foreign, state and local income tax returns and reports, if any, for the three most recent Years;

(d) Copies of this Agreement including all amendments thereto;

(e) Any financial statements of the Company for the seven most recent fiscal Years of the Company or such longer period as the Managers may determine;

(f) A writing or other data compilation from which information can be obtained through retrieval devices into reasonable usable form setting forth the following:

(i) the amount of cash and a description and statement of the agreed value of the other property or services contributed by each Member and which each Member has agreed to contribute;

(ii) the times at which or events on the happening of which any Additional Capital Contributions agreed to be made by any Member are to be made; and

(iii) A record of the Capital Account of each Member.

Section 6.03 Fiscal Year. The fiscal year of the Company shall be the twelve months ending December 31. A fiscal quarter shall be a period of three months ending on the last day of the fiscal year and on the last day of March, June and September, respectively.

Section 6.04 Reports. The Managers shall be responsible for the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants. The Managers shall have the right to select the Company’s independent certified public accountants (which may be the same as the independent certified public accountants of the Class A Member with respect to its annual audit) .

(a) The Company shall make available to the Class A Members and Class B Members within thirty (30) days of the end of each quarter (other than the last month of the Company’s fiscal year) the following financial statements:

(i) a balance sheet of the Company as of the last day of the month;

(ii) a statement of income or loss of the Company for such month and for the entire fiscal year through the end of the month; and

(iii) a statement of the Company’s cash flow for such month and for the entire fiscal year through the end of the month.

(b) The quarterly financial statements provided for above need not be reviewed or audited by Company’s independent certified public accountants, but shall be prepared in accordance with GAAP, applied on a consistent basis.

(c) As soon as practicable after the close of each fiscal Year of the Company, the Company shall cause to be prepared a financial report of the Company for such fiscal Year, including a balance sheet as of the last day of such fiscal Year, a statement of income and loss of the Company for the fiscal Year and a statement of the Company’s cash flow for the fiscal Year, and a schedule of distributions to the Members and allocations of Profit or Loss during the fiscal Year. Such balance sheet, statement of income and loss and statement of cash flow shall be prepared in accordance with GAAP applied on a consistent basis and shall be audited in accordance with generally accepted auditing standards by the Company’s firm of independent public accountants and the cost thereof shall be borne by the Company. Such annual financial reports of the Company shall be promptly (but in no event later than one hundred twenty (120) days after the end of the Year) transmitted to each Class A Member and Class B Member.

Section 6.05 Tax Matters.

(a) The Member holding a majority of Class A Unitts shall serve as the tax matters partner (the “Tax Matters Partner”) within the meaning of Section 6231 of the Code. The Tax Matters Partner shall represent the Company on behalf of the Members in connection with all administrative and judicial proceedings with respect to Company affairs involving or resulting from examinations by any and all federal, state or other tax authorities (including, but not limited to, examinations by the Internal Revenue Service), and may expend Company funds for reasonable professional services and costs in connection therewith as it deems advisable and necessary; provided, however, that, except as otherwise provided in this Agreement or by law, the Tax Matters Partner does not assume any obligations or responsibilities with respect to the foregoing. Any Member other than the Tax Matters Partner who wishes to participate in the administrative proceedings at the partnership level may do so, and any legal, accounting or other expenses incurred by such Member in connection therewith shall be borne by the Company. The Tax Matters Partner shall promptly take such action as may be necessary to cause each Member to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code. The Tax Matters Partner shall furnish to each Member a copy of all notices or other written communications received by the Tax Matters Partner from the Internal Revenue Service (except such notices or communications as are sent directly to the Member by the Internal Revenue Service). The Tax Matters Partner shall give to Members prompt written notice upon receipt of advice that the Internal Revenue Service or any other taxing authority intends to examine any Company tax return or the books and records of the Company. The Company and the Members hereby severally agree to indemnify and hold harmless the Tax Matters Partner from and against any claim, loss, expense, liability, action or damage resulting from its acting or failing to take any action in its capacity as the Tax Matters Partner, provided that any such action or failure to act was not fraudulent, in bad faith, a result of wanton or willful misconduct or gross negligence by such Member.

(b) Each of the Members, on the one hand, and the Company, on the other hand, agree to furnish or cause to be furnished to each other, as promptly as practicable such information and assistance as is reasonably necessary for the preparation and filing of any return, claim for refund or other required or optional filings relating to tax matters, for the preparation for and proof of facts during any tax audit, for the preparation for any tax protest, for the prosecution or defense of any suit or other proceeding relating to tax matters and for the answer to any governmental or regulatory inquiry relating to tax matters.

(c) Each tax return and any other statement to be filed by the Company with the Internal Revenue Service or any other taxing authority shall be prepared by the accountants (including outside accountants) for the Company, whose expenses shall be borne by the Company. Draft copies of each such tax return and statement shall be distributed to the Members not later than thirty (30) days before the date on which the same is required to be filed, including any extensions of such filing date.

(d) The provisions of this Section 6.05 shall be subject to the covenants set forth in Section 7.7 of the Purchase Agreement

ARTICLE VII

Transfers, Admissions, and Withdrawals

Section 7.01 Transfers. Except as provided in Section 7.04 or Section 7.05 hereof, no Member shall, directly or indirectly, Transfer all or any portion of his Units including any rights to receive distributions or other similar or dissimilar rights or interest, without the consent of the Managers and other than in accordance with the terms and conditions of this Article VII. A Transfer or issuance of Equity Securities of a Member, or an Indirect Owner of a Member, that is an entity shall be deemed to be an indirect Transfer of Units; provided that, notwithstanding anything to the contrary, the Transfer or issuance of Equity Securities of the Class A Member or of any owner or shareholder of the Class A Member shall not constitute a Transfer of Units. Any such attempted prohibited Transfer not permitted hereunder shall be null and void ab initio and the Company shall not register or effect such Transfer and the Member making the purported Transfer shall indemnify and hold the Company and the other Members harmless from any against any federal, state or local income taxes, or transfer taxes arising as a result of, or caused directly or indirectly by, such purported Transfer. In the event that any prohibited involuntary transfer of title or beneficial ownership of any Units shall occur by court order, Law or otherwise than a voluntary decision of a Member (an “Involuntary Transfer”) that purports to override the provisions of this Section 7.01, the person or entity to whom any such Units have been Involuntarily Transferred shall be subject to the obligations set forth in this Article VII.

Section 7.02 Admissions.

(a) Subject to Section 7.02(b), no transferee of a Unit shall be admitted as a Member of the Company without the written consent of the Managers.

(b) A transferee will only be admitted as a Member if the transferee agrees to be legally bound by this Agreement as a Member and executes and delivers to the Company such documents and instruments as are necessary or appropriate in connection with the transferee becoming a Member.

(c) Any transferee of a Unit who is not admitted as a Member shall have the rights of an assignee with respect to distributions and Profits, Losses, and other allocations attributable to the transferred Unit, but shall have no rights as a Member under this Agreement or the Act. Notwithstanding the foregoing, the Units of the assignee shall be subject to the restrictions contained in this Agreement applicable to Units held by a Member.

Section 7.03 No Withdrawal. No Member shall have the right to withdraw from the Company prior to the dissolution and winding up of the Company.

Section 7.04 Permitted Transfers. Notwithstanding any other provision of this Agreement, any Member may transfer all or part of such Member’s Units to (i) such Member’s Family Members or trusts for the benefit of such Member’s Family Members or (ii) any limited liability company, partnership or corporation Controlled by the Member, without the consent of the Managers; provided that, until such time as the Hardscrabble Put-Call Option expires, the foregoing provisions of this Section 7.04 shall not apply. Any transferee of Units that is a permitted transferee under this Section 7.04 may, subject to Section 7.02, become a substituted Member. Further, the Parties hereto understand and agree that the permitted transfer provisions of this Section 7.04 shall not be effective or valid to accomplish an indirect transfer of legal or beneficial ownership intended to be subject to the restrictions of this Article VII.

Section 7.05 Put/Call Option.

(a) At any time on or following the earlier of (i) the fourth anniversary of the date here of, (ii) the termination by the Heath XS, LLC of the employment of Jeffrey L. Heath with Heath XS, LLC or (ii) a Hallmark Change of Control, and until the tenth anniversary of the Closing (the “Option Expiration Date”), (a) the Class A Member shall have the right (the “Call Right”) to purchase from the Class B Member all, but not less than all, equity interests in the Company held by the Class B Member (the “Remaining Heath Group Securities”) and (b) the Class B Member shall have the right (the “Put Right”) to sell to the Class A Member all, but not less than all, of the Remaining Heath Group Securities, in each case ((a) and (b)) for a price equal to the Adjusted Option Price (the foregoing, the “Hardscrabble Put-Call Option”). If the Class A Member elects to exercise the Call Right, the Class B Member shall sell to the Class A Member all of the Remaining Heath Group Securities at the Adjusted Option Price. If the Class B Member elects to exercise the Put Right, the Class A Member shall purchase from the Class B Member all of the Remaining Heath Group Securities at the Adjusted Option Price. Notwithstanding the foregoing, the Put Right shall not apply if the employment of Jeffrey L. Heath with Heath XS, LLC is terminated by the Company with cause. Further notwithstanding the foregoing, the Call Right shall not apply if the employment of Jeffrey L. Heath with Heath XS, LLC is terminated by the Company without cause.

A Party shall make its respective election hereunder to purchase or sell, as the case may be, Remaining Heath Group Securities hereunder by written notice (the “Option Notice”) to other Party referencing this Section 7.05. The closing of the purchase and sale of Remaining Heath Group Securities hereunder (an “Option Closing”) shall take place at the Class A Member’s offices not later than 30 calendar days following delivery to the Class B Member of the Option Notice, or at such other place and such other time as the Parties may mutually agree; provided that, the Option Closing shall be delayed to a later date in the Class A Member’s discretion if the Class A Member’s counsel reasonably determines that any third party or regulatory consents are required or advisable in connection with the Option Closing. At an Option Closing, the applicable Parties shall execute and deliver such instruments as shall be appropriate to transfer Remaining Heath Group Securities to the Class A Member (it being understood that the Class B Member shall make customary representations and warranties with respect to such transfer documents and shall make customary ownership and title representations with respect to the Remaining Heath Group Securities), and the Class A Member shall deliver to the Class B Member by wire transfer of immediately available funds to the bank account set forth on a notice given to the Class A Member by the Class B Member at least three (3) business days prior to the Option Closing. The parties agree to cooperate to obtain, and shall bear expenses pro rata for their relative ownership (on a pre Option Closing basis) of the Companies with respect to obtaining, any consents deemed required or advisable to obtain in connection with an Option Closing. Prior to or upon the occurrence of the Option Closing, the Managers shall cause the Company to distribute any and all accrued but unpaid Net Distributable Proceeds due to the Class B Member. The Hardscrabble Put-Call Option pursuant to this Agreement shall be exercised only in conjunction with the Heath Put-Call Option pursuant to the Heath XS, LLC Operating Agreement dated of even date herewith.

(b) For purposes of Section 7.05(a):

“Adjusted Option Price” shall mean the product of (x) nine (9) times (y) the average of Pre-Tax Income for the most recent trailing twelve (12) quarters ending prior to the date of the Option Closing times (z) the Class B Member’s Ownership Percentage Interest of the Company. In the event Jeffrey L. Heath’s employment with the Company is terminated after the first month of any quarter, such quarter shall be included in the twelve quarters preceding the date of the Option Closing for the purpose of calculating the Adjusted Option Price. In the event Jeffrey L. Heath’s employment is terminated prior to the date which is twelve (12) quarters from the Closing Date, the period of time set forth in (y) above shall be the most recent trailing twelve (12) months ending prior to the date of the Option Closing.

“Pre-Tax Income” shall mean: (i) the total amount of gross written premium written on an admitted basis multiplied by 22.5% (less cancellations and returned premiums), plus (ii) the total amount of gross written premium written on a non-admitted basis multiplied by 23.0% (less cancellations and returned premiums), plus (iii) investment income, plus (iv) fee income, less (v) operating expenses (including acquisition costs and other reasonable, mutually agreed allocations of business and corporate expenses, including corporate audit expenses).

“Hallmark Change in Control” shall mean the consummation of a transaction following which an entity or person (other than Newcastle Partners, L.P., Newcastle Capital Management, L.P., Mark Schwarz or any affiliate of any of the foregoing (the “Newcastle Parties”)) shall alone, or together with its affiliates (other than any Newcastle Parties), beneficially own more than fifty percent (50%) of the outstanding common stock of the Class A Member.

Section 7.06 Right of Co-Sale.

(a) Subject to the provisions of this Article VII, if during the term of this Agreement a Member desires to transfer, directly or indirectly any such Member’s Units (the “Transferring Member”) to a third-party purchaser in a transaction or series of related transactions involving the Transfer of Units representing in the aggregate at least twenty-five percent (25%) of the outstanding Units at such time, the Transferring Member(s) shall first give not less than twenty (20) calendar days prior written notice to each of the other Members (the “Co-Sale Members”). Such notice (the “Co-Sale Notice”) shall set forth the terms and conditions of such proposed Transfer, including the name of the proposed transferee, the number of Co-Sale Units, the purchase price per Unit proposed to be paid therefor and the payment terms and type of transfer to be effectuated. Nothing set forth herein shall be construed to override the restrictions on Transfer set forth in Section 7.01 and 7.04.

(b) Within ten (10) calendar days of delivery of the Co-Sale Notice by the Transferring Member(s), each Co-Sale Member shall, by written notice to the Transferring Member(s), have the opportunity and right to sell to the proposed transferee in such proposed Transfer (upon the same terms and conditions as the Transferring Member(s), subject to Section 7.06(c)) up to that number of Units owned by such Co-Sale Member as shall equal the product of (x) a fraction, the numerator of which is the number of Co-Sale Units and the denominator of which is the aggregate number of Units owned of record by the Transferring Members as of the date of the Co-Sale Notice, multiplied by (y) the number of Units owned of record by such Co-Sale Member as of the date of the Co-Sale Notice. Such written notice shall state the aggregate number of Units that such Co-Sale Member proposes to include in such Transfer.

(c) If any Co-Sale Member exercises its rights pursuant to this Section 7.06, then the Transferring Member(s) will attempt to obtain the same agreements and commitments from the proposed transferee for the benefit of any such Co-Sale Member as such Transferring Member(s) obtained from the proposed transferee in respect of its Transfer. To the extent the Transferring Member(s) cannot obtain such agreements and commitments from such proposed transferee, the Transferring Member(s) and the Co-Sale Members shall reduce the number of Units being sold by such Transferring Member(s) and Co-Sale Members such that each Transferring Member and Co-Sale Member sells a number of Units as is determined by multiplying (x) a fraction, the numerator of which is equal to the number of Units such Transferring Member or Co-Sale Member, as the case may be, would have sold if the Transferring Member(s) had obtained such agreements and commitments from such proposed transferee, and the denominator of which is equal to the total number of Units that would have been sold by all of the Transferring Members and Co-Sale Members if the Transferring Member(s) had obtained such agreements and commitments from such proposed transferee, times (y) the total number of Units that such proposed transferee is in fact acquiring from all Transferring Members and Co-Sale Members.

(d) The closing of the Transfer of the Units with respect to which rights have been exercised by a Co-Sale Member pursuant to this Section 7.06 is subject to, and will take place concurrently with, the closing of the Transfer of the Co-Sale Units to the proposed transferee. At such closing, each Co-Sale Member electing to Transfer Units shall deliver to the proposed transferee, free and clear of all liens, the Units to be sold and shall receive in exchange therefor, the consideration to be paid by the proposed transferee in respect of such Units as described in the Co-Sale Notice.

(e) The right of co-sale granted pursuant to this Section 7.06 shall be deemed to be extended to all Permitted Transferees. The right of co-sale granted pursuant to this Section 7.06 shall not apply with respect to Transfers to Permitted Transferees or pursuant to the exercise of Drag-Along Rights pursuant to Section 7.07.

Section 7.07 Drag-Along Rights.

(a) Subject to the provisions of Section 7.01 hereof, if at any time Members holding more than fifty percent (50%) of the Class A Units (“Drag-Along Members”) shall receive an offer constituting a Sale of the Company and the Drag Along Members propose to accept such offer to consummate a Sale of the Company, then each Member (“Obligated Member”) shall, if requested by the Drag Along Members, sell all (but not less than all) of the Units owned by such Obligated Member in such transaction on the same terms and for the same type and form of consideration as to be paid and given to the Drag-Along Members.

(b) The Drag-Along Members shall give each Obligated Member written notice (the “Drag-Along Notice”) of any Sale of the Company transaction at least twenty (20) calendar days prior to the date on which such transaction shall be consummated, including the terms and conditions thereof, and each Obligated Member shall have the obligation to sell its Units on such same terms and conditions in accordance with the instructions set forth in such notice. If the Transfer referred to in the Drag-Along Notice is not consummated within ninety (90) calendar days from the date of the Drag-Along Notice, the Drag-Along Members must deliver another Drag-Along Notice in order to exercise its rights pursuant to this with respect to such Transfer or any other Transfer.

(c) The following terms and conditions shall also apply to the exercise of rights under this Section 7.07:

(i) if such transaction requires Member approval, with respect to all Units that each Obligated Member owns or over which each Obligated Member otherwise exercises voting power, each Obligated Member shall vote (in person, by proxy or by action by written consent, as applicable) all Units in favor of, and adopt, such Sale of the Company transaction and vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company transaction;

(ii) each Obligated Member shall execute and deliver all related documentation and take such other action in support of the Sale of the Company transaction as shall reasonably be requested by the Company and/or the Drag-Along Members in order to carry out the terms and provision of this Section 7.07, including executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(iii) each Obligated Member shall not deposit, and shall cause its Affiliates not to deposit, except as provided in this Agreement, any Units owned by such party or Affiliate in a voting trust or subject any Units to any arrangement or agreement with respect to the voting of such Units, unless specifically requested to do so by the acquiring party in connection with the Sale of the Company transaction;

(iv) each Obligated Member shall refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(v) if the consideration to be paid in exchange for the Units pursuant to this Section 7.07 includes any securities and due receipt thereof by any Obligated Member would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Member of any information other than such information as a prudent issuer would generally furnish in an offering made solely to Accredited Investors as defined by the Securities Act, the Company may cause to be paid to any such Obligated Member in lieu thereof, against surrender of the Units which would have otherwise been sold by such Obligated Member, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Obligated Member would otherwise receive as of the date of the issuance of such securities in exchange for the Units; and

(vi) each Member will bear its pro rata share (based on the net proceeds received) of the costs incurred by the Company in connection with such Sale of the Company to the extent that such costs are incurred for the benefit of all Members and are not otherwise paid by the Company or the acquiring party.

(d) Each Obligated Member hereby constitutes and appoints the Drag-Along Members, with full power of substitution, as its proxy with respect to votes regarding any Sale of the Company transaction pursuant to this Section 7.07, and hereby authorizes the Drag-Along Members to represent and to vote, if and only if such Member (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner which is inconsistent with the terms of this Agreement, all of such Obligated Member’s Units in favor of the approval of any Sale of the Company transaction pursuant to and in accordance with the terms and provisions of this Section 7.07. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates. Each party hereto hereby revokes any and all previous proxies with respect to the Units and shall not hereafter, unless and until this Agreement terminates, purport to grant any other proxy or power of attorney with respect to any of the Units, deposit any of the Units into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Units, in each case, with respect to any of the matters set forth herein.

(e) The Obligated Members shall deliver when available all documents reasonably required to be executed by the Drag-Along Members in order to consummate the Sale of the Company transaction contemplated by this Section 7.07. Each Obligated Member shall execute and deliver to the Company at least five (5) calendar days prior to the proposed sale, all documents previously furnished to the Obligated Member for execution in connection with the proposed sale. If any Obligated Member fails to execute and deliver such documents to the Company, and such Transfer is subsequently consummated (a “Defaulting Obligated Member”), (i) the Company may receive the consideration that would otherwise be paid to the Defaulting Obligated Member and the Defaulting Obligated Member shall be deemed to have appointed the Managers as such Member’s agent to Transfer all of its Units to the purchaser and to receive the consideration in trust for such Defaulting Obligated Member; (ii) the receipt by the Company of the consideration for the Units owned by such Defaulting Obligated Member shall be a good discharge to the purchaser and the validity of the proceedings shall not be questioned by any Person; and (iii) the Defaulting Obligated Member shall be entitled to receive the consideration for its Units without interest at such time as the Defaulting Obligated Member executes all of the applicable documents requested by the Company, the Drag-Along Members or the purchaser.

Section 7.08 Miscellaneous Transfer Restrictions. Notwithstanding any other provisions of this Agreement, no Transfer of any Units (including pursuant to a Permitted Transfer) may be made unless:

(a) such Transfer would not result in a violation of applicable law, including the Securities Act and any state securities or “Blue Sky” laws applicable to the Company or the Units to be transferred;

(b) such Transfer would not cause the Company to lose its exemption from the registration requirements of the Investment Company Act of 1940, as amended;

(c) such Transfer would not cause the Company to lose its status as a partnership for federal income tax purposes and, without limiting the generality of the foregoing, such transfer will not be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Section 1.7704-1 of the Treasury Regulations promulgated under the Code, and the transferring Member and the transferee shall each have provided a certificate to that effect;

(d) such Transfer would not result in the Company being required to register under Section 12(g) of the Securities Exchange Act of 1934, as amended;

(e) the Transferring Member and the transferee shall have agreed in writing to provide the Company with any information requested by the Managers relating to the Company’s obligation to make basis adjustments under Section 743 of the Code (including the Company’s obligations under Section 6031 of the Code); and

(f) if requested by the Managers, the transferring Member shall have provided an opinion of counsel (at the transferring Member’s sole cost and expense) satisfactory to the Company as to the matters set forth in clauses (a)-(e) of this Section 7.08.

ARTICLE VIII

Termination and Dissolution

Section 8.01 Dissolution Events. The Company shall be terminated and dissolved only upon the unanimous election of the Managers, or the entry of a final decree of judicial dissolution under the Act. The happening of any event that terminates the continued membership of a Member shall not cause a dissolution of the Company.

Section 8.02 Liquidation.

(a) Winding Up. Upon the dissolution of the Company, the Company’s business shall be liquidated in an orderly manner. The Managers shall determine which Company property shall be distributed in-kind and which Company property shall be liquidated. The liquidation of Company property shall be carried out as promptly as is consistent with obtaining the fair value thereof.

(b) Payments and Distributions. Company property or the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order of priority, with no distribution being made in any category set forth below until each preceding category has been satisfied in full:

(i) To the payment and discharge of all of the Company’s debts and liabilities, including any debts and liabilities owed to any Member, and to the expenses of liquidation;

(ii) To the establishment of Reserves (which Reserves, to the extent no longer needed by the Company, shall be distributed in accordance with the order of priority set forth in subsection (iii) below);

(iii) To and among the Members in accordance with Article III of this Agreement.

Section 8.03 Distribution In-Kind. If the Managers determine that a portion of the Company’s property should be distributed in-kind to the Members, the Managers shall obtain an independent third-party appraisal of the fair market value of each such property as of a date reasonably close to the date of liquidation. Any unrealized appreciation or depreciation with respect to any property to be distributed in-kind shall be allocated pro rata among the Members (assuming that such property was sold for the appraised value) and taken into consideration in determining the balance in the Members’ Capital Accounts as of the date of final liquidation.

Section 8.04 Certificate of Cancellation. When all debts, liabilities and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed, a certificate of cancellation as required by the Act shall be executed and filed by the Managers with the Secretary of the State of New Jersey.

Section 8.05 Effect of Filing of Certificate of Cancellation. Upon the filing of a certificate of cancellation with the Secretary of the State of Delaware, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act. The Managers shall have the authority to distribute any Company property discovered after dissolution, to convey real estate and to take such other action as may be necessary on behalf of and in the name of the Company.

Section 8.06 Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of his Capital Contributions. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contributions of one or more Members, such Member or Members shall have no recourse against any other Member.

ARTICLE IX

Exculpation And Indemnification

Section 9.01 Liability of Members. Except as otherwise provided by the Act or this Agreement, the Members and the Managers shall not be liable, responsible or otherwise accountable for damages to the Company or to any Member or Manager for any action taken or failure to act on behalf of the Company, unless such acts or omissions were fraudulent, in bad faith, a result of wanton or willful misconduct or gross negligence by such Member or Manager.

Section 9.02 Indemnification of Covered Persons. To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless each Covered Person from and against any and all debts, losses, claims, damages, costs, demands, fines, judgments, contracts (implied and expressed, written and unwritten), penalties, obligations, payments, liabilities of every type and nature (whether known or unknown, fixed or contingent), including those arising out of any lawsuit, action or proceeding (whether brought by a party to this Agreement or by any third party), together with any reasonable costs and expenses (including reasonable attorneys’ fees, out-of-pocket expenses and other reasonable costs and expenses incurred in investigating, preparing or defending any pending or threatened lawsuit, action or proceeding) incurred in connection with the foregoing (collectively “Damages”) suffered or sustained by him/her/it by reason of any act, omission or alleged act or omission by him/her/it arising out of his/her/its activities taken primarily on behalf of the Company, or at the request or with the approval of the Company, or primarily in furtherance of the interests of the Company; provided, however, that the acts, omissions or alleged acts or omissions upon which such actual or threatened actions proceedings or claims are based were performed or omitted in good faith and were not fraudulent, in bad faith, a result of wanton and willful misconduct or gross negligence, by such Covered Person. Expenses (including, reasonable attorneys’ fees, out-of-pocket expenses and other reasonable costs and expenses incurred in investigating, preparing or defending any pending or threatened lawsuit, action or proceeding) incurred by a Covered Person in defending any lawsuit, action or proceeding shall be paid by the Company in advance of the final disposition of such lawsuit, action or proceeding upon receipt of an undertaking, by or on behalf of such Covered Person, to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 9.02.

Section 9.03 Indemnification Procedure.

(a) A party seeking indemnification from the Company pursuant to this Article IX (an “Indemnified Party”) shall give prompt notice to the Company of the assertion of any claim, including any claim brought by a third party, in respect of which indemnity may be sought hereunder (a “Claim”) and shall give the Company such information with respect thereto as the Company may reasonably request, but no failure to give such notice shall relieve the Company of any liability hereunder (except to the extent the Company has suffered actual prejudice thereby). The Company shall have the right, exercisable by written notice (the “Notice”) to the Indemnified Party (which notice shall state that the Company expressly agrees that as between the Company and the Indemnified Party, the Company shall be solely obligated to satisfy and discharge the Claim) within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Claim, to assume the defense of such Claim, using counsel selected by the Company; provided that the Company shall not have the right to assume the defense of a Claim (A) seeking an injunction, restraining order, declaratory relief or other nonmonetary relief against the Indemnified Party (whether or not the Company is also named as a party) or (B) if the named parties to any such action (including any impleaded parties) includes both the Indemnified Party and the Company and the Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defenses available to the Indemnified Party, which are different from those available to the Company; in which case such Indemnified Party shall have the right to participate in the defense of a Claim of the type set forth in clause (A) and/or (B) above and all Damages in connection therewith shall be reimbursed by the Company. In addition, if the Company fails to give the Indemnified Party the Notice complying with the provisions stated above within the stated time period, the Indemnified Party shall have the right to assume control of the defense of the Claim and all Damages in connection therewith shall be reimbursed by the Company upon demand of the Indemnified Party. In any event, no party assuming the defense of any Claim shall have the right to compromise or settle any claim for non-monetary relief against the other party or any claim for monetary relief against another party without such party’s consent (which consent shall not be unreasonably withheld or denied) unless such monetary relief is paid in full by the settling party (without any expectation of reimbursement therefor from the consenting party).

(b) If at any time after the Company assumes the defense of a Claim any of the conditions set forth above are no longer satisfied, the Indemnified Party shall have the same rights as if clause (A) or (B) above had been satisfied and the Company never assumed the defense of such Claim.

(c) The Company or the Indemnified Party, as the case may be, shall in any event have the right to participate, at its own expense, in the defense of any Claim which the other is defending.

(d) Whether or not the Indemnifying Party chooses to defend or prosecute any Claim involving a third party, all the Parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.

ARTICLE X

Representations

Section 10.01 General. As of the date hereof, each of the Members makes each of the representations and warranties applicable to such Member as set forth in this Section 10.01, and such representations and warranties shall survive the execution of this Agreement.

(a) Due Incorporation or Formation; Authorization of Agreement. If such Member is a corporation, partnership, trust, limited liability company, or other legal entity, it is duly organized or formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and has the power and authority to own property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its ability to perform its obligations hereunder, and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate or partnership or company action. This Agreement constitutes the legal, valid, and binding obligation of such Member.

(b) No Conflict or Default. The execution, delivery, and performance of this Agreement and the consummation by such Member of the transactions contemplated hereby (i) will not conflict with, violate, or result in a breach of any of the terms, conditions, or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, or any arbitrator, applicable to such Member, and (ii) will not conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of the articles of incorporation, bylaws, partnership agreement, operating agreement, or other organizational documents of such Member, or of any material agreement or instrument to which such Member is a party or by which such Member is or may be bound or to which any of its material properties or assets are or may be subject.

(c) Governmental Authorizations. Any registration, declaration or filing with or consent, approval, license, permit or other authorization or order by, any governmental or regulatory authority that is required in connection with the valid execution, delivery, acceptance, and performance by such Member under this Agreement or the consummation by such Member of any transaction contemplated hereby has been completed, made, or obtained on or before the effective date of this Agreement.

(d) Litigation. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of such Member, threatened against or affecting such Member or any of such Member’s properties, assets, or businesses in any court or before or by any governmental department, board, agency, instrumentality, or arbitrator which, if adversely determined, could (or in the case of an investigation could lead to any action, suit, or proceeding which, if adversely determined, could) reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement.

Section 10.02 Investment Representations.

(a) Each Member represents and warrants that it has acquired its Units for its own account as part of a transaction exempt from registration under the Securities Act, and applicable state law for investment purposes and not with a view to the resale or distribution thereof, and that it has had access to any and all information necessary to arrive at its decision to acquire its Units. In addition to the restrictions on transfer of Units otherwise set forth in this Agreement, no Unit may be sold, transferred, assigned or otherwise disposed of by any Member in the absence of registration under the Securities Act and applicable state law, or an opinion of counsel experienced in securities matters and satisfactory to the Members that such assignment or other disposition will not be in violation of the Securities Act or state laws. No Member shall have any right to require registration of its Units under said Securities Act or applicable state law and, in view of the nature of the Company and its business, such registration is neither contemplated nor likely. Each Member further acknowledges that it understands that the effect of the foregoing representation and warranty and restriction on assignment or other disposition is generally to require that such Units be held indefinitely unless they are registered or an exemption from registration is available.

(b) The Units being acquired by each Member in the Company are being acquired for its own account solely for investment and not with a present view to resale or distribution thereof.

(c) Each Member (either alone or together with any advisors retained by such Member in connection with evaluating the merits and risks of prospective investments) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of purchasing Units, and is able to bear the economic risk of its investment in the Company for an indefinite period of time, including a complete loss of capital.

(d) Each Member has been given the opportunity (i) to ask questions of, and receive answers from, the Company concerning the terms and conditions of the offering of Units and other matters pertaining to an investment in the Company, and (ii) to obtain any additional information which the Company can acquire without unreasonable effort or expense that is necessary to evaluate the merits and risks of an investment in the Company.

(e) The foregoing representations, warranties and agreements shall survive the date of each Member’s admission to the Company.

ARTICLE XI

Miscellaneous

Section 11.01 Notices. All notices, approvals, consents, requests, instructions, and other communications (collectively “Communications”) required to be given in writing pursuant to this Agreement shall be validly given, made or served only when delivered personally or by registered or certified mail, return receipt requested, postage prepaid, or by a reputable overnight or same day courier, addressed to the Company or the Member at the address that is on record at the principal office of the Company, or by facsimile to the number that is on record at the principal office of the Company. Any such Communication shall be treated as given under this Agreement when the Communication is delivered to such address or received at such facsimile number. The designation of the Person to receive such Communication on behalf of a Member or the address of any such Person for the purposes of such Communication may be changed from time to time by written notice given to the Company pursuant to this Section.

Section 11.02 Parties Bound; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and shall be binding upon all of the Parties and their respective heirs, successors and assigns. Except for the Covered Persons, no provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement or any remedy for breach of this Agreement to or upon any Person other than the Parties hereto.

Section 11.03 Applicable Law. This Agreement, including the validity hereof and the rights and obligations of the Parties hereto, and all matters arising out of or relating to this Agreement and/or any and all related documents shall be governed by, and construed and enforced in accordance with the substantive laws of the State of New Jersey, without regard to its otherwise applicable principles of conflicts of laws. The Parties hereto irrevocably consent to the exclusive jurisdiction of the state and federal courts located in the State of New Jersey in any and all actions, proceedings and disputes whether arising hereunder or under any other related agreement, instrument or document. The Parties hereto hereby irrevocably and unconditionally waive any rights they may have to a jury trial in any and all disputes whether arising hereunder or under any other agreements, notes, papers, instruments or documents heretofore or hereafter executed whether similar or dissimilar.

Section 11.04 Amendment. No change or modification to this Agreement shall be valid unless the same is in writing and signed by the holders of majority of the Ownership Percentage Interests of the Members. Notwithstanding the foregoing, no amendment to this Agreement shall either (w) amend or modify Article III, Article V, Section 7.05 or this Section 11.04 (other than nonmaterial modifications thereto), (x) reduce material rights or economic interests of a Member in the Company, (y) adversely impact in a disproportionate manner, any rights or economic interests of a Member in the Company or (z) subject a Member to personal liability for any obligations of the Company, in each case without the consent of the affected Member.

Section 11.05 Entire Agreement. This Agreement together with the Purchase Agreement and Heath Employment Agreement contains the entire understanding among the Parties and supersedes any prior understandings and agreements between them respecting the subject matter hereof. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the Parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

Section 11.06 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

Section 11.07 Counterparts. This Agreement may be executed in one or more counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or Electronic Transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or Electronic Transmission shall be deemed to be their original signatures for all purposes.

Section 11.08 Construction. Words in the singular include the plural and in the plural include the singular. The words “including,” “includes,” “included” and “include,” when used, are deemed to be followed by the words “without limitation”. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not defined in this Agreement shall have the meanings determined by GAAP. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and all attachments thereto and instruments incorporated therein.

Section 11.09 Headings and Captions. The headings and captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

Section 11.10 No Waiver. The failure of any Member to insist upon strict performance of a covenant hereunder or of any obligation hereunder or to exercise any right or remedy hereunder, regardless of how long such failure shall continue, shall not be a waiver of such Member’s right to demand strict compliance therewith in the future unless such waiver is in writing and signed by the Member giving the same.

Section 11.11 Other Business and Investment Ventures. Except as otherwise provided in this Agreement or any other agreement to which a Member is a party (which other agreement shall control), each Member may engage in other business or investment ventures, including business or investment ventures in competition with the Company, and neither the Company nor the other Members shall have any rights in such business or investment ventures.

Section 11.12 Additional Instruments. Each Member agrees to execute and deliver such additional agreements, certificates, and other documents as may be necessary or appropriate to carry out the intent and purposes of this Agreement.

Section 11.13  Publicity. No Member shall make any publicity, media communications, press releases or other public announcements regarding the transactions contemplated hereby or with respect to this Agreement unless such publicity, media communications, press releases or other public announcements first shall be approved, in writing, by the Managers.

Section 11.14 Specific Performance. Each Member acknowledges and agrees that his respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, agrees that, in the event of a breach or threatened breach by a Member of the provisions of this Agreement, in addition to any remedies at law, the Company or any other Member shall, without posting any bond, be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Class A Member::
HALLMARK FINANCIAL SERVICES, INC.

By:
Name:
Title:

Class B Member:
HEATH HOLDINGS, LLC

By:
Name: Jeffrey L. Heath
Title: Manager

Company

HARDSCRABBLE DATA SOLUTIONS, LLC

By:
Name: Jeffrey L. Heath
Title: Chief Executive Officer

Hardscrabble Data Solutions, LLC.
Operating Agreement
Exhibit “A”

Capital Contributions, Units and Ownership Percentage Interests

Class	Units	Ownership Percentage Interest
Class A Members
Hallmark Financial Services, Inc.	800	80%

Class B Members
Heath Holdings, LLC	200	20%

Total	1,000	100%

A-1